Exhibit 99.1

News Release

Axcelis Announces Financial Results for Fourth Quarter and Full Year 2023

Record Revenue for 2023, Achieving Year-Over-Year Growth of 23%

BEVERLY, Mass. — Feb. 7, 2024—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the fourth quarter and full year ended December 31, 2023.

Highlights include:

•	Record full year revenue, operating profit and EPS, enabling the Company to surpass its $1.1 billion revenue model.

•	Continued strong growth from the Purion Power Series™ product line.

•	Significant increase in Purion™ installed base drove record CS&I revenue.

•	Year-end systems backlog of $1.2 billion.

For the full year 2023, the Company reported revenue of $1.13 billion, compared with $920 million for the full year 2022, an increase of 23% and a company record. Systems revenue for the year was $883.6 million, compared to $692.1 million in 2022, an increase of 28%, also a company record. Operating profit was $265.8 million in 2023, compared to $212.4 million in 2022, a 25% increase and a company record. Net income for the year was $246.3 million with diluted earnings per share of $7.43, compared to net income of $183.1 million and diluted earnings per share of $5.46 in 2022, resulting in a 35% net income year over year increase. Gross margin for the year was 43.5%, compared to 43.7% in 2022.

The Company reported fourth quarter revenue of $310.3 million, compared to $292.3 million for the third quarter of 2023. Operating profit for the quarter was $79.1 million, compared to $71.7 million for the third quarter. Net income for the quarter was $71.1 million, or $2.15 per diluted share, compared to $65.9 million, or $1.99 per diluted share in the third quarter. Gross margin for the quarter was 44.4%, unchanged from the third quarter. The fourth quarter ended with bookings of $235.5 million and a systems backlog of $1.2 billion.

President and CEO Russell Low commented, “2023 was another outstanding year for Axcelis. As a result of strong execution by the Axcelis team and robust demand for the Purion Power Series product family, we achieved 23% year-over-year revenue growth during an industry downturn. We have developed a large and diverse customer base in the power market, and we continue to win business from new customers as well as expand our product footprint with existing customers. We believe that the mature process technology and memory segments, two markets in which Axcelis is well-positioned, will recover in the second half of the year, enabling strong growth in 2025.”

News Release

Executive Vice President and Chief Financial Officer Jamie Coogan said, “We are extremely pleased with our 2023 results, and excited about our future growth. Our revenue and earnings per share finished above our revised guidance, and we ended the quarter with robust cash flow and a strong balance sheet. As we look to 2024, we will continue to make investments in R&D while managing expenses, setting us up to achieve our $1.3 billion revenue model in 2025.”

Business Outlook
For the first quarter ending March 31, 2024, Axcelis expects revenues of approximately $242 million. First quarter operating profit is forecast to be approximately $45 million with earnings per diluted share of around $1.22. Gross margin in the first quarter is expected to be approximately 43.5%, and for the full year we expect it to improve year over year but could fluctuate quarter to quarter. We expect full year 2024 revenue to be similar to 2023, with revenue weighted toward the second half.

Fourth Quarter and Full Year 2023 Conference Call
The Company will release financial results for the fourth quarter and full year 2023 on Wednesday, February 7, 2024, at 4:00 p.m. Eastern Time (ET). The Company will host a call to discuss the results for the fourth quarter and full year 2023 on Thursday, February 8, 2024, at 8:30 a.m. ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by registering as a Participant here https://edge.media-server.com/mmc/p/su3u4oev. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement
This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

News Release

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 45 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue:
Product	$300,603	$258,584	$1,095,650	$890,582
Services	9,685	7,467	34,954	29,416
Total revenue	310,288	266,051	1,130,604	919,998
Cost of revenue:
Product	163,801	149,717	608,112	492,104
Services	8,591	6,813	31,191	26,104
Total cost of revenue	172,392	156,530	639,303	518,208
Gross profit	137,896	109,521	491,301	401,790
Operating expenses:
Research and development	24,911	22,089	96,907	78,356
Sales and marketing	16,659	15,032	62,805	53,599
General and administrative	17,275	16,311	65,794	57,474
Total operating expenses	58,845	53,432	225,506	189,429
Income from operations	79,051	56,089	265,795	212,361
Other income (expense):
Interest income	5,375	2,993	18,199	4,551
Interest expense	(1,320)	(1,475)	(5,347)	(5,576)
Other, net	4,300	8,189	(48)	(6,451)
Total other income (expense)	8,355	9,707	12,804	(7,476)
Income before income taxes	87,406	65,796	278,599	204,885
Income tax provision	16,350	8,804	32,336	21,806
Net income	$71,056	$56,992	$246,263	$183,079
Net income per share:
Basic	$2.17	$1.74	$7.52	$5.54
Diluted	$2.15	$1.71	$7.43	$5.46
Shares used in computing net income per share:
Basic weighted average shares of common stock	32,708	32,823	32,758	33,043
Diluted weighted average shares of common stock	33,031	33,262	33,165	33,542

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$167,297	$185,595
Short-term investments	338,851	246,571
Accounts receivable, net	217,964	169,773
Inventories, net	306,482	242,406
Prepaid expenses and other current assets	49,397	33,300
Total current assets	1,079,991	877,645
Property, plant and equipment, net	53,971	39,664
Operating lease assets	30,716	12,146
Finance lease assets, net	16,632	17,942
Long-term restricted cash	6,654	752
Deferred income taxes	53,428	31,701
Other assets	40,575	33,791
Total assets	$1,281,967	$1,013,641
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,400	$62,346
Accrued compensation	31,445	35,540
Warranty	14,098	8,299
Income taxes	6,164	4,304
Deferred revenue	164,677	123,471
Current portion of finance lease obligation	1,511	1,229
Other current liabilities	12,834	12,943
Total current liabilities	285,129	248,132
Long-term finance lease obligation	43,674	45,185
Long-term deferred revenue	46,208	31,306
Other long-term liabilities	42,074	21,762
Total liabilities	417,085	346,385

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,685 shares issued and outstanding at December 31, 2023; 32,775 shares issued and outstanding at December 31, 2022	33	33
Additional paid-in capital	547,189	550,299
Retained earnings	319,506	118,892
Accumulated other comprehensive loss	(1,846)	(1,968)
Total stockholders’ equity	864,882	667,256
Total liabilities and stockholders’ equity	$1,281,967	$1,013,641